Exhibit 99.2
Deerfield Capital Corp.
Second Quarter 2008 Conference Call Script
FINANCIAL RELATIONS BOARD
Good morning and welcome to Deerfield Capital Corp.’s second quarter 2008 conference call. The earnings press release was distributed yesterday. In the release, the company has reconciled all Non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on the company’s web site at www.deerfieldcapital.com under “Press Releases.” Additionally, we are hosting a live web cast of today’s call, which you can access under the header “Investor Relations”. Following this live call, an audio-web cast will be available for one month on the company’s web site at www.deerfieldcapital.com under the same header.
To be added to the company distribution list, please contact me at 312-640-6672.
Management will provide an overview of the quarter, and then we’ll open the call to your questions. Before we begin, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Deerfield Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time to time in the company’s filings with the SEC. The company does not undertake a duty to update any forward-looking statements.
Additionally, we wanted to remind participants that the information contained in this call is current only as of the date of this call, August 12, 2008, and the company assumes no obligation to update any statements, including forward-looking statements made during this call. Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statement.
I would now like to introduce to you Jonathan Trutter, chief executive officer of Deerfield Capital Corp., and turn the call over to him for his opening remarks. Jonathan, please go ahead...

Deerfield Capital Corp.
2nd Quarter 2008 Conference Call Script
JONATHAN TRUTTER, CEO
Thank you Scott. I would like to welcome you to today’s call and thank you for your participation. Joining me today from the company are Rob Grien, our President, Rick Smith, our CFO, Aaron Peck, managing director and senior portfolio manager of DFR, and several other members of Deerfield’s Senior Management Team.
We appreciate your joining us today. After several quarters of significant market turmoil and challenges which negatively impacted DFR’s financial performance, we are pleased to report that second quarter 2008 results marked a return to profitability for the company.
Our liquidity remains stable. As of June 30, 2008, we had cash, cash equivalents, unencumbered liquid securities and net equity in financed liquid securities of approximately $86 million. This includes cash, cash equivalents and unencumbered liquid securities of approximately $57 million. While the financial markets remained volatile during the quarter, our reduced leverage, stable liquidity, predictable investment management revenues and significantly smaller portfolio footings have allowed us to generate positive results and to maintain a stable financial position.
Our leverage as of June 30, 2008 and March 31, 2008 was 9.6 and 10.1 times equity, respectively. For each of these quarters, this calculation included approximately $1.0 billion of repurchase agreements associated with our purchase of U.S. treasury bills held for a short period of time over each quarter end to assist in complying with the applicable REIT asset tests. Excluding this trade, our leverage would have been approximately 5.2 and 5.5 times equity as of June 30, 2008 and March 31, 2008, respectively, which is representative of the level of leverage we have been maintaining during the majority of each respective quarter.
Despite the difficult market conditions in 2008, our Investment Management segment, which I will refer to as DCM, has been able to maintain relative stability in its assets under management, or AUM, and is a significant source of operating cash flow. At July 1, 2008, DCM had AUM of approximately $13 billion held in 29 CDOs, one structured loan fund, one investment fund and six separately managed accounts.
Since the credit market dislocation of last year and the first half of this year, we have focused our future growth on two primary initiatives:
1.	acquiring CDO management contracts from managers that are looking to exit the CDO management business; and

2.	adding AUM through the creation of new investment products.
In July, we closed the acquisition of the management contract for Robeco CDO II Limited, which added $201 million to our AUM. We were able to acquire this contract

Deerfield Capital Corp.
2nd Quarter 2008 Conference Call Script
without any upfront payment to the manager, and we will earn most of the future management fee stream paid by the CDO.
We continue to identify and analyze additional CDO management contract acquisition targets, and expect to continue to add revenues in this area. We believe this is a profitable strategy that allows us to opportunistically take advantage of current market conditions. This strategy demonstrates the scalability of the DCM platform as we believe that we can absorb billions of dollars of new portfolios without incurring significant incremental costs.
In our second strategy, we look to expand our core fixed income expertise into new non-CDO investment products, such as partnerships and investment funds. The goal here is to increase third party management fees from new products preferred by investors and ultimately to increase the ROE of the firm.
In our Principal Investing segment, our investment portfolio continues to prudently delever, as we have remained focused on maintaining our liquidity. Our residential mortgage-backed securities, or RMBS, portfolio has declined by 5% since the end of the first quarter as we have invested net paydowns into liquid assets pending longer-term strategic deployment of those funds. In addition to the decrease in the RMBS portfolio, we have continued to reduce our alternative asset holdings, through paydowns and selective asset sales, in order to enhance liquidity. In our corporate leveraged loan and commercial real estate portfolios, our assets declined in the second quarter by approximately 4.1%, to $391.3 million.
DIVIDEND
Yesterday we announced a cash dividend of eight-and-a-half cents per share, payable in October. As a result of the payment of this dividend, as well as the payment of approximately $1.7 million on account of accrued preferred dividends, we expect to be treated as having distributed 100% of our 2007 REIT taxable income, thereby eliminating corporate level income tax for last year.
SHARE REPURCHASE AND RETENTION OF UBS
We also announced the Board authorization of the repurchase of up to $1 million of our common stock. The amount of this repurchase was capped by the terms of our Series A and Series B notes, which limit the aggregate amount of common stock repurchases to $1 million during the term of the note agreements. With this repurchase, we are affirming our confidence in the long-term future of DFR. We continue to actively explore opportunities to increase long-term value for our shareholders, and this is one such opportunity.
In addition, in another step geared toward increasing long-term value for shareholders, we announced yesterday the formation of a special committee of our board, the Strategic Relations Committee, to explore opportunities to enhance shareholder value. This

Deerfield Capital Corp.
2nd Quarter 2008 Conference Call Script
committee of the board retained UBS Investment Bank to assist in this process. These developments are consistent with our previously announced plan to explore strategic alternatives as a means to enhance shareholder value. The goal of any strategic transaction will be to enhance the considerable value of the existing Deerfield franchise. We can give no guidance as to the timing, structure or probability of any strategic transaction.
And now I would like to turn the call over to our CFO, Rick Smith, for a more detailed discussion of the second quarter financial results. Rick?
RICK SMITH, CFO
Thank you, Jonathan.
DFR reported second quarter GAAP net income of $5.7 million or $0.08 per diluted share. Estimated REIT taxable income, a non-GAAP financial measure, was a loss of $34.0 million for the quarter, or 49 cents per share. GAAP earnings were most significantly impacted by the following 5 items:
•	First, the Merger with Deerfield and the investment advisory fees generated by this asset management business. Investment advisory fees totaled $12.4 million in the second quarter up from $12.1 million in the first quarter of 2008. Current quarter results include a $2.7 million non-recurring performance fee earned from an asset-backed CDO that exceeded a net interest spread hurdle during its initial asset ramp-up period.

•	Second, market prices in our portfolio of loans held for sale, which is comprised primarily of syndicated bank loans, recovered considerably resulting in a net gain on loans of $5.5 million in the quarter.

•	Third, the trading securities and derivatives portfolios produced a net gain of $4.3 million. These portfolios consist primarily of the remaining RMBS and associated interest rate swap portfolios, which benefited from a narrowing of swap spreads.

•	Fourth, net interest income totaled $9.4 million in the second quarter, which is down $4.3 million from the first quarter, reflecting the significantly smaller portfolio of interest earning assets due to sales of RMBS and runoff of the middle market loan portfolio.

•	And lastly, we recognized impairment charges totaling $7.3 million:
•	$3.9 million of this total related to commercial mortgage backed securities, or CMBS;

Deerfield Capital Corp.
2nd Quarter 2008 Conference Call Script
•	A $2.3 million provision for loan losses related to charges on commercial real estate loans; and
•	A $1.1 million charge related to intangible asset impairment.
With respect to the CMBS, and the $3.9 million charge, we have a relatively small portfolio of these securities with a current carrying value, after the impairment charge, of just over $1.0 million.
The loan impairment, or provision for loan loss, was recorded on 3 commercial real estate loans, 2 of which are in the process of being sold; thus, no further losses are expected on these 2 loans. The third loan is a commercial real estate credit with a principal amount of approximately $3.1 million that is being carried at price of roughly 87 cents on the dollar.
The intangible asset impairment of $1.1 million is primarily due to the pending liquidation of Western Springs CDO Ltd., which represented just over $300 million of our AUM at quarter end.
Our key business metrics include the following:
•	Book value per share — which increased to $3.37 per share, up 11 cents in the quarter.

•	Assets under management — which totaled approximately $13.0 billion at quarter end, down approximately $1.3 billion from the end of the first quarter. The decrease is primarily due the loss of Coltrane CLO PLC, which triggered a market value-based event of default during the first quarter of 2008 and is currently being liquidated. We have three other market value collateralized loan obligations, or CLOs, totaling approximately $792 million in AUM as of quarter end. These market value CLOs represent less than 7% of total AUM at quarter end. One of the remaining three market value CLOs, Access Institutional Loan Fund, previously tripped its market value trigger, giving certain debtholders in that fund the right to force a liquidation of the portfolio. These debtholders agreed upon a partial redemption of their senior notes and a decrease in the market value trigger. AUM in that CLO is down to approximately $127 million at July 1 from $224 million at April 1. The other two market value CLOs have not tripped their market value-based event of default triggers.

•	Invested assets — which totaled $2.1 billion at June 30, 2008. This portfolio is down slightly from the $2.2 billion as of the end of the first quarter, primarily due to runoff in the RMBS portfolio and select asset sales and paydowns in the middle market loan portfolio. Also note that, similar to the end of the first quarter, invested assets includes approximately $1 billion of U.S. Treasury bills that were purchased in late June to assist us in complying with the applicable REIT qualification tests as of June 30, 2008. Those securities have since matured. We

Deerfield Capital Corp.
2nd Quarter 2008 Conference Call Script
do not expect to hold a significant amount of Treasury bills as part of our long term investment strategy.
Our estimated REIT taxable income was a loss of $34.0 million in the second quarter. The taxable results were primarily driven by amortization of net losses on terminated swaps designated as tax hedges — which totaled $29.2 million in the second quarter. We expect amortization of swap losses for tax purposes of approximately $22 to $24 million per quarter for the balance of 2008.
And now I would like to turn the call back to Jonathan.
JONATHAN TRUTTER
Thanks, Rick.
We thank you for your participation on this call today. And now I would like to open the call for questions.